Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the merger between Targacept Inc. (“Targacept”) and Catalyst Biosciences, Inc. (“Catalyst”) and were prepared in accordance with U.S. generally accepted accounting principles, or GAAP. For accounting purposes, Catalyst is considered to be acquiring Targacept in the merger. Catalyst was determined to be the accounting acquirer based upon the terms of the merger and other factors including; (i) Catalyst security holders own approximately 59% of the combined company immediately following the closing of the merger, (ii) Catalyst directors hold a majority of board seats in the combined company, and (iii) Catalyst management hold a majority of key positions in the management of the combined company. The merger will be accounted for as an asset acquisition rather than business combination because the assets acquired and liabilities assumed by Catalyst do not meet the definition of a business as defined by GAAP. The net assets acquired and liabilities assumed in connection with this transaction will be recorded at their estimated acquisition date fair values as of August 20, 2015, the date of the consummation of the transaction.

The unaudited pro forma condensed combined balance sheet as of June 30, 2015 assumes that the merger took place on June 30, 2015 and combines the historical balance sheets of Catalyst and Targacept as of June 30, 2015. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014 assumes that the merger took place as of January 1, 2014, and combines the historical results of Catalyst and Targacept for the six months ended June 30, 2015 and for the year ended December 31, 2014. The Catalyst balance sheet and statement of operations was derived from its unaudited financial statements as of and for the six months ended June 30, 2015 included as Exhibit 99.3 to this Amendment No. 2 to the Current Report on Form 8-K. The Targacept balance sheet and statement of operations information was derived from its unaudited financial statements as of and for the six months ended June 30, 2015 included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 as filed with the SEC on July 31, 2015. The Catalyst statement of operations was derived from its financial statements for the year ended December 31, 2014 included as Exhibit 99.2 to this Amendment No. 2 to the Current Report on Form 8-K. The Targacept statement of operations information was derived from its audited financial statements as of and for the year ended December 31, 2014 included in its Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on March 16, 2015.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Catalyst and Targacept been a combined company during the specified period.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2015

(In thousands)

	Targacept	Catalyst	Pro Forma Merger Adjustment		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$78,198	$2,306	$(19,500)	E	$50,675
			(14,368)	G
			4,039	D
Marketable securities - short term	21,576		(21,576)	G
Restricted cash		107	37,000	F	37,107
Accounts receivable	10	87	(10)	G	87
Prepaid expenses and other current assets	407	178	(89)	G	496

Total current assets	100,191	2,678	(14,504)		88,365
Marketable securities - long term	828		(828)	G	—
Property and equipment, net	149	653	(149)	G	653
Other assets	6		(6)	G	—

Total assets	$101,174	$3,331	$(15,487)		$89,018

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$347	$1,541	$(347)	G	$1,541
Accrued liabilities	1,296	815	6,723	G	9,134
			300	J
Redeemable convertible notes payable	—	—	37,073	F	37,000
			(73)	F, L
Embedded derivative - conversion option	—		1,455	F	1,455
Deferred revenue, current portion	—	438			438
Convertible notes - related party	—	1,458	(1,458)	D

Total current liabilities	1,643	4,252	43,673		49,568
Deferred revenue, noncurrent	—	510			510
Warrant Liability	—	270	(270)	C	—

Total liabilities	1,643	5,032	43,403		50,078

Convertible preferred stock	—	112,137	(112,137)	C	—
Stockholders’ equity:
Common stock	34	10	(34)	A, I	11
			1	C
Additional paid-in capital	423,830	7,009	(404,330)	A	161,468
			(19,500)	E
			112,406	C
			5,497	D
			36,556	B
Accumulated other comprehensive income/(loss)	11	—	(11)	A	—
Accumulated deficit	(324,344)	(120,857)	324,344	A	(122,539)
			(1,682)	J, L

Total stockholders’ equity (deficit)	99,531	(113,838)	53,247		38,940

Total liabilities, convertible preferred stock and stockholders’ equity	$101,174	$3,331	$(15,487)		$89,018

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share data)

	For Six Months Ended June 30, 2015
	Targacept	Catalyst	Pro Forma Merger Adjustment		Pro Forma Combined
Revenue	$60	$1,531			$1,591
Operating expenses:
Research and development	2,982	2,705			5,687
General and administrative	6,134	4,060	(3,377)	K	6,817
Reduction in force	2,030	—			2,030
Impairment of furniture and equipment	134	—			134

Total operating expenses	11,280	6,765			14,668

Loss from operations	(11,220)	(5,234)			(13,077)
Other income (expense), net	153	652	(595)	H	210

Loss before income taxes	(11,067)	(4,582)			$(12,867)
Income tax expense	21	—			21

Net loss	$(11,088)	$(4,582)	$2,782		$(12,888)

Basic and diluted net loss per share	$(0.33)	$(0.47)			$(1.13)

Weighted average common share outstanding - basic and diluted	33,842,029	9,780,959	(32,206,004)	I	11,416,984

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share data)

	Year Ended December 31, 2014
	Targacept	Catalyst	Pro Forma Merger Adjustment		Pro Forma Combined
Revenue	$275	$1,813			$2,088
Operating expenses:
Research and development	19,499	5,267			24,766
General and administrative	10,172	4,055			14,227
Reduction in force	318	—			318

Total operating expenses	29,989	9,322			39,311

Loss from operations	(29,714)	(7,509)			(37,223)
Other income (expense), net	575	896	(1,737)	H, L	(266)

Loss before income taxes	(29,139)	(6,613)			$(37,489)
Income tax expense	3,484	—			3,484

Net loss	$(32,623)	$(6,613)	$(1,737)		$(40,973)

Basic and diluted net loss per share	$(0.97)	$(0.69)			$(3.59)

Weighted average common share outstanding - basic and diluted	33,780,433	9,622,682	(31,986,131)	I	11,416,984

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction and Basis of Presentation

Description of Transaction

On August 20, 2015, Targacept, Inc. ( “Targacept”) completed its business combination with Catalyst Biosciences, Inc. (“Catalyst”), in accordance with the terms of the Agreement and Plan of Merger, dated as of March 5, 2015, as amended on May 6 and May 13, 2015 (the “Merger Agreement”), by and among Targacept, Talos Merger Sub, Inc., a wholly-owned subsidiary of Targacept (“Merger Sub”) and Catalyst, pursuant to which Merger Sub merged with and into Catalyst, with Catalyst surviving as a wholly-owned subsidiary of Targacept (the “Merger”). Also on August 20, 2015, in connection with, and prior to the completion of, the Merger, Targacept effected a seven-for-one reverse stock split of its common stock (the “Reverse Stock Split”) and changed its name to “Catalyst Biosciences, Inc.” (the “Company”). Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Catalyst, which is a biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions.

Immediately prior to and in connection with the Merger, each share of Catalyst preferred stock outstanding was converted into shares of Catalyst common stock at ratios determined in accordance with the Catalyst certificate of incorporation then in effect. Under the terms of the Merger Agreement, at the effective time of the Merger, Targacept issued shares of its common stock to Catalyst stockholders, at an exchange rate of 0.0382 shares of common stock, after taking into account the Reverse Stock Split, in exchange for each share of Catalyst common stock outstanding immediately prior to the Merger. The exchange rate was calculated by a formula that was determined through arms-length negotiations between Targacept and Catalyst. The Company assumed all of the outstanding options, whether or not vested, under the Catalyst 2004 Stock Plan, as amended (the “Catalyst Plan”), all of the standalone options that were not issued under the Catalyst Plan, and the warrants, whether or not vested, of Catalyst outstanding immediately prior to the Merger, with such options and warrants henceforth representing the right to purchase a number of shares of Targacept common stock equal to 0.0382 multiplied by the number of shares of Catalyst common stock previously represented by such options and warrants. The Company also assumed the Targacept Incentive Stock Plan.

Immediately after the Merger, there were 11,416,984 shares of the Company’s common stock outstanding. Immediately after the Merger, the former Catalyst equity holders beneficially owned approximately 59% of the common stock of the Company. In addition, former Catalyst stockholders now holding approximately 53% of the Company’s outstanding common stock are party to lock-up agreements, pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, shares of the Company’s common stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain warrants and options, for a period of 120 days following the completion of the Merger.

In addition, on August 19, 2015, prior to and in connection with the Merger, Targacept paid a dividend to the holders of its common stock as of August 14, 2015, the record date for such dividend, of an aggregate cash amount of $19.5 million, which is approximately $0.5692 per share of Targacept’s stock as of the record date, or $3.984 per share after giving effect to the Reverse Stock Split, and non-interest bearing redeemable convertible notes (the “Notes”) in the aggregate principal amount of $37.0 million, which is approximately $1.08 per share of its common stock as of the record date, or $7.56 per share after giving effect to the Reverse Stock Split (the “Pre-Closing Dividend”). The principal amounts under the Notes are convertible, at the option of each noteholder, into cash or into shares of Targacept’s common stock at a conversion rate of $9.19 per share (after taking into account the Reverse Stock Split), and are payable in cash, if not previously redeemed or converted, at maturity on February 19, 2018, the 30-month anniversary of the closing of the Merger.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (SEC). The unaudited pro forma condensed combined balance sheet as of June 30, 2015 is presented as if the merger had been completed on June 30, 2015. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015 combines the unaudited historical statements of operations of Catalyst and Targacept for their respective six month period ended June 30, 2015, and gives pro forma effect to the merger as if it had been completed on January 1, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the audited historical statements of operations of Catalyst and Targacept for their respective year ended December 31, 2014, and gives pro forma effect to the merger as if it had been completed on January 1, 2014. Based on the terms of the merger, Catalyst is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as an asset acquisition in accordance with accounting principles generally accepted in the United States (GAAP). Accordingly, assets and liabilities of Catalyst will be recorded as of the merger closing date at their respective carrying value and assets and liabilities of Targacept will be recorded as of the merger closing date at their fair value. The equity consideration to be recorded will consist of the estimated fair value of common stock held by Targacept on the merger date and the fair value of equity awards issued by Targacept, which Catalyst has assumed as part of the Merger. Such equity awards are fully vested as of the merger date.

The pro forma adjustments are preliminary and based on the estimated fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the asset acquisition. Under GAAP, transaction costs in an asset acquisition would be capitalized and applied to the fair value of non-financial assets acquired and remaining in the combined company. However, because Catalyst primarily acquired financial assets, Catalyst’s transaction costs will be expensed as incurred. To the extent there are significant changes to the Company’s business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

2. Acquisition of Targacept

The preliminary estimated consideration for the asset acquisition is as follows (in thousands):

Estimated fair value of shares issued	$34,548
Estimated fair value of awards assumed	1,955
Estimated fair value of convertible notes	37,073

Estimated total consideration	$73,530

The following table summarizes the Targacept assets and liabilities acquired as of the merger date (in thousands):

Cash and cash equivalents and investments in marketable securities	$41,154
Restricted cash	37,000
Accounts receivable	318
Other assets	20
Accounts payable and accrued liabilities	(4,962)

Estimated total fair value of net assets acquired	$73,530

3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant transactions of Catalyst as a direct result of the merger, or for accounting purposes, the acquisition of Targacept net assets by Catalyst. The pro forma adjustments reflecting the completion of the merger are based upon the accounting analysis conclusion that the merger should be accounted for under the acquisition method of accounting and upon the assumptions set forth below.

The pro forma adjustments are as follows:

A.	To reflect the elimination of Targacept’s historical stockholders’ equity balances, including accumulated deficit.

B.	To reflect the issuance of Targacept common stock to Catalyst stockholders in the merger at the fair value on the merger closing date less the excess of consideration transferred over the fair value of net assets acquired as of such date

C.	To reflect the conversion of Catalyst’s convertible preferred stock to Targacept common stock and Catalyst’s warrant liability to a warrant to purchase Targacept’s common stock in connection with the merger.

D.	To reflect the $4.0 million capital raise by Catalyst shareholders and the conversion of convertible notes outstanding at June 30, 2015 into equity that was completed in July 2015 before closing of the merger to meet the target net cash requirement pursuant to the Merger Agreement.

E.	To reflect the payment to Targacept shareholders of the cash portion of the Pre-Closing Dividend of $19.5 million.

F.	To reflect the issuance by Targacept and assumption by Catalyst of the redeemable convertible notes payable with an estimated fair value of $37.1 million, the bifurcation of the estimated fair value of the embedded conversion feature of $1.5 million, and the related cash of $37.0 million received from Targacept to be utilized for any cash redemption of the notes.

G.	To reflect Targacept’s wind down of operations including cash reserved for the severance charges for Targacept employees, tail insurance coverage and estimated merger related costs.

H.	To reflect the removal of the change in fair value of the warrant liability due to the conversion of Catalyst’s warrant for the purchase of preferred stock to a warrant for the purchase of Targacept’s common stock in the related statement of operations.

I.	To reflect:

i)	the issuance of Targacept common stock to Catalyst common and preferred stockholders in connection with the merger at the anticipated exchange ratio;

ii)	the vesting of Targacept unvested shares upon completion of the merger; and

iii)	a 7-for-1 reverse stock split of Targacept’s common stock.

J.	To record $0.3 million of transaction costs incurred by Catalyst subsequent to June 30, 2015.

K.	To eliminate $3.4 million transaction costs included in Catalyst and Targacept statement of operations for the six months ended June 30, 2015.

L.	To reflect the immediate accretion of debt discount of $1.4 million related to the redeemable convertible notes subsequent to the Merger as the redeemable convertible notes are fully redeemable at any point in time, at the discretion of the note holders.

4. Redeemable Convertible Notes

On August 19, 2015, Targacept issued to its stockholders Notes in the aggregate principal amount of $37.0 million, which is approximately $1.08 per share of Targacept’s common stock as of the record date, or $7.56 per share after giving effect to the Reverse Stock Split (the “Pre-Closing Dividend”). The principal amounts under Notes are convertible, at the option of each noteholder, into cash or into shares of Targacept’s common stock at a conversion rate of $9.19 per share (after taking into account the Reverse Stock Split), and are payable in cash, if not previously redeemed or converted, at maturity on February 19, 2018, the 30-month anniversary of the closing of the Merger.

In connection with the Pre-Closing Dividend, on August 19, 2015, Targacept entered into an indenture (the “Indenture”) with American Stock Transfer & Trust Company, LLC, as trustee, and an escrow agreement with American Stock Transfer & Trust Company, LLC, as escrow agent, under which $37.0 million, which represents the initial principal amount of the convertible notes, was deposited in a segregated escrow account for the benefit of the holders of the notes in order to facilitate the payment of the Notes upon redemption or at maturity (the amount of such deposit together with interest accrued and capitalized thereon, the “Escrow Funds”).

The conversion feature of the Notes was determined to be an embedded derivative requiring bifurcation and separate accounting. The fair value of such conversion feature at issuance was determined to be $1.5 million. The bifurcation of the embedded derivative from the estimated fair value of the Notes of $37.1 million at issuance resulted in a debt discount of $1.4 million. The Company has accreted the entire debt discount as interest expense immediately subsequent to the Merger as the redeemable convertible notes are fully redeemable at any point in time, at the discretion of the note holders. In addition, changes in the fair value of the embedded derivative will be recorded within other income (expense), net in the statement of operations. The Company will remeasure the derivative liability to fair value.

5. Non-recurring Transaction Costs

Catalyst and Targacept have incurred certain non-recurring transaction expenses in connection with the Merger. Non-recurring transaction expenses incurred by Catalyst and Targacept were $3.4 million during the six months ended June 30, 2015 and are reflected as an adjustment to reduce general and administrative expenses in the pro forma condensed combined statement of operations as they are non-recurring and directly attributable to the Merger. Neither Catalyst nor Targacept incurred any transaction costs related to this Merger in the year ended December 31, 2014. The pro forma condensed combined balance sheet as of June 30, 2015 includes an adjustment of $0.3 million to accrued liabilities for transaction expenses incurred by Catalyst subsequent to June 30, 2015. These transaction expenses are not reflected in the pro forma condensed combined statement of operations for the six months ended June 30, 2015, as they are not expected to have a continuing impact on operations.